Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to this Registration Statement on Form S‑4 of South Plains Financial, Inc. for the registration of common stock to be issued to the shareholders of BOH Holdings, Inc., of our report dated March 7, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, included in South Plains Financial, Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Houston, Texas
February 13, 2026